Exhibit (h)(8)

Confidential And Proprietary	Execution Version

Amendment

(dated as of November 18, 2013)

To The

Transfer Agency Services Agreement

This Amendment, dated as of November 18, 2013, to the Transfer Agency Services Agreement ("Amendment"), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. ("BNYM") and E.I.I. Realty Securities Trust (the "Fund").

Background

BNYM (under its former name PFPC Inc.) and the Fund previously entered into the Transfer Agency Services Agreement, dated as of April 28, 1998 ("Original Agreement"), and amendments to the Original Agreement dated as of May 20, 2002 and February 1, 2007, which were supplemented as of April 10, 2012 by a document titled "Terms of Service - Unclaimed Property Services" (collectively, the Original Agreement, amendments and supplement are the "Amended Agreement"). The parties wish to amend the Amended Agreement as set forth in this Amendment. Capitalized terms not defined in this Amendment shall have the meaning ascribed in the Amended Agreement as amended by this Amendment.

Terms

IN CONSIDERATION of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.	Modifications to Amended Agreement. The Amended Agreement is hereby amended as follows:

(a)         Any occurrence of the words "PFPC Inc." shall be deleted each place they appear and replaced in their entirety with the words "BNY Mellon Investment Servicing (US) Inc.", the defined term "PFPC" shall be deleted each place it appears and replaced in its entirety with "BNYM", and each reference to "The PNC Financial Services Group, Inc." or other prior parent corporation of BNYM shall be deleted each place it appears and be replaced with "The Bank of New York Mellon Corporation".

(b)	New Sections 1(j) and 1(k) shall be added which reads in its entirety as follows:

(j)       "Agreement", notwithstanding any other provision, means the Transfer Agency Services Agreement, dated as of April 28, 1998, between BNYM and the Fund as constituted on April 28, 1998, and thereafter as it may be amended from time to time.

(k)       "Fund", notwithstanding any other provision, means E.I.I. Realty Securities Trust, a Delaware business trust, and each Portfolio of E.I.I. Realty Securities Trust listed on Exhibit A to the Agreement, each in its individual separate and independent capacity.

(c)	The following phrase appearing in the first sentence of the Amended Agreement is hereby deleted:

"(the "Fund")"

(d)	A new Section 14(l) shall be added which reads in its entirety as follows:

(l)         Red Flags Services.

(1)        The provisions of this Section 14(l) (the "Red Flags Section") shall govern the provision by BNYM to the Fund of "Red Flags Services", which is hereby defined to mean the following services:

Confidential And Proprietary	Execution Version

(i)	BNYM will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through BNYM with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through BNYM by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the "Controls". Solely for purposes of the Red Flags Section, the capitalized terms below will have the respective meaning ascribed to each:

(A)	"Red Flag" means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B)	"Identity Theft" means a fraud committed or attempted using the identifying information of another person without authority.

(C)	"Registered Owner" means the owner of record of a Direct Account on the books and records of the Fund maintained by BNYM as registrar of the Fund (the "Fund Registry").

(D)	"Covered Person" means the owner of record of a Covered Account on the Fund Registry.

(E)	"Direct Account" means an Account established directly with and through BNYM as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through BNYM.

(F)	"Covered Account" means an Account established by a financial intermediary for another as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through BNYM.

(G)	"Account" means (1) an account holding Fund Shares with respect to which a natural person is the owner of record, and (2) any other account holding Fund Shares with respect to which there is a reasonably foreseeable risk to the particular account owner's customers from identity theft, including financial, operational, compliance, reputation, or litigation risks.

(ii)	BNYM will provide the Fund with a printed copy of or Internet viewing access to the Controls.

(iii)	BNYM will notify the Fund of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Owner or Covered Person ("Possible Identity Theft") and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv)	BNYM will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual evaluation of the Controls and issue a report on the results of the evaluation (the "Evaluation Report"), and (B) furnish a copy of the Evaluation Report to the Fund; and

Confidential And Proprietary	Execution Version

(v)	Upon the Fund's reasonable request on not more than a quarterly basis, issue a certification in a form determined to be appropriate by BNYM in its reasonable discretion, certifying to BNYM's continuing compliance with the Controls after the date of the most recent Evaluation Report.

(2)          The Fund agrees it is responsible for complying with and determining the applicability to the Fund of Section 615(e) of the Fair Credit Reporting Act of 1970, as amended, and regulations promulgated thereunder by the SEC or other applicable federal agency (the "Red Flags Requirements"), for determining the extent to which the Red Flags Services assist the Fund in complying with the Red Flags Requirements, and for furnishing any supplementation or augmentation to the Red Flags Services it determines to be appropriate, and that BNYM has given no advice and makes no representations with respect to such matters. This Red Flags Section shall not be interpreted in any manner which imposes a duty on BNYM to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flags Section. The Controls and the Red Flags Services may be changed at any time and from time to time by BNYM in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flags Requirements, as they may be constituted from time to time, and shall provide to the Fund for its review notice of the nature or content of any such changes that are material.

2.            Remainder of Amended Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Amended Agreement shall remain in full force and effect.

3.            Governing Law. The governing law of the Amended Agreement shall be the governing law of this Amendment.

4.            Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Amended Agreement.

5.            Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

[Remainder Of Page Intentionally Blank - Signatures Appear On Following Page]

Confidential And Proprietary	Execution Version

IN WITNESS WHEREOF, the parties indicated below have caused this Amendment, dated as of November 18, 2013, to the Transfer Agency Services Agreement to be executed by their duly authorized officers, as of such day and year.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Karen S. Vavra
Name:	Karen S. Vavra
Title:	Managing Director

E.I.I. Realty Securities Trust

On Behalf of Each Fund in its individual and separate
capacity, and not on behalf of any other Fund

By:	/s/ Richard J. Adler
Name:	Richard J. Adler
Title:	President

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